Exhibit 10.11

WMC MORTGAGE CORP.

JUNE 2003 BONUS PLAN

(Adopted by the Board of Directors of WMC MORTGAGE CORP. (the “Board”)

as of June 26, 2003)

1.	PURPOSE OF THE PLAN.

The purpose of the WMC MORTGAGE CORP. JUNE 2003 BONUS PLAN (the “Plan”) is to further the growth, development and financial success of WMC Mortgage Corp. (the “Company”) by providing an additional incentive to certain employees and directors of the Company and its subsidiaries as designated by the Compensation Committee of the Board (the “Plan Participants”).

2.	DEFINITIONS.

As used in this Plan, the following capitalized terms shall have the meanings set forth below:

“Common Stock” means the Class A Common Stock and the Class B Common Stock, par value $.01 per share, of Parent.

“Company” has the meaning set forth in Section 1.

“Disability” means the physical or mental inability of the Plan Participant (i) to substantially perform the Plan Participant’s employment or director duties for a period of 90 consecutive days or longer or for any 90 days in any period of 365 consecutive days, or (ii) that, in the opinion of a physician selected by board of directors of the Company (the “Board”) (excluding the Plan Participant if the Plan Participant is a member of the Board at such time), but reasonably acceptable to the Plan Participant, is likely to prevent the Plan Participant from substantially performing all of the Plan Participant’s employment or director duties for more than 90 days in any period of 365 consecutive days.

“Effective Date” means the date the Plan is approved by the Board of Directors of the Company.

“Option” means an option to purchase shares of Common Stock.

“Parent” means WMC Finance Corp., a Delaware corporation.

“Person” is to be construed in the broadest sense and means and includes any natural person, company, limited liability company, partnership, joint venture, corporation, business trust, or unincorporated organization or any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Plan Participants” has the meaning set forth in Section 1.

“Record Date” means June 30, 2003.

“Trigger Event” means the consummation of (a) any person or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) other than Chatham Street Holdings LLC becoming the beneficial owner of at least a majority of the Common Stock, whether by stock purchase, merger, consolidation or otherwise, (b) a sale of all or substantially all of the assets of Parent or the Company or (c) a Qualified IPO (as defined in Certificate of Designation related to Parent’s Series E Cumulative Senior Preferred Stock).

3.	BONUS

(a) Immediately after the date that is [8 years from the Record Date] (the “Vesting Date”), if i) the Plan Participant is employed by the Company or any Subsidiary of the Company or serves as a director of the Company or any Subsidiary on the Vesting Date, and ii) the Option held by the Plan Participant has not expired or terminated (or such Option has been completely exercised), then the Company will pay to each Plan Participant a cash bonus (the “Bonus”) in an amount equal to the dividend that the Plan Participant would have received in respect of the shares of Common Stock issued upon exercise of such Option had he or she exercised such Option immediately prior to the Record Date (assuming that such Option had completely vested and was exercisable prior to the Vesting Date). Notwithstanding the foregoing, the Vesting Date shall be accelerated to the date that is the later to occur of both (A) either a Trigger Event or the termination of a Plan Participant’s employment by each of the Company or any subsidiary of the Company for any reason, or by the Plan Participant due to death or Disability, or by the Plan Participant with Good Reason (as defined in the Stock Option Agreement between the Plan Participant and WMC Finance Co.) (the “Termination”) and (B) the exercise of such Option by such Plan Participant, provided that both (A) and (B) occur prior to the Vesting Date (it being understood that in the case of a partial exercise of an Option the amount of the Bonus will be reduced to an amount equal to the product of the Bonus amount otherwise payable with respect to such Option and the percentage of such Option that has been exercised). Payment of the Bonus to a Plan Participant shall be conditioned upon the prior execution and delivery of an Acknowledgement by such Plan Participant in the form attached hereto as Exhibit A.

(b) Withholding Taxes. In connection with payments of any bonus pursuant to this Plan, the Company shall be entitled to withhold any amount required to be withheld in respect of applicable Federal, state and/or local tax laws, rules or regulations.

4.	MISCELLANEOUS

(a) Number and Gender. With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, and vice-versa, as the context requires.

(b) Captions. The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.

(c) Amendment of Plan. This Plan may be modified or amended in any respect by the Board in its sole discretion; provided that no such modification or amendment shall be enforceable against any Plan Participant to the extent that it extends the time of payment or decreases any Applicable Bonus Amount after the applicable Record Date without the consent of such Plan Participant.

(d) Governing Law. All questions concerning the construction, interpretation and validity of this Plan shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(e) No Evidence of Employment or Service Nothing contained in this Plan shall confer upon any Plan Participant any right with respect to the continuation of his or her employment by or service with Parent, the Company or any of their respective affiliates or interfere in any way with the right of Parent, the Company or any such affiliate (subject to the terms of any separate agreement to the contrary) at any time to terminate such employment or service or to increase or decrease the compensation of the Plan Participant from the rate in existence at the time of the grant of an Option.

(f) DEFRA.

(i) Notwithstanding anything in this Agreement or any other agreement between any Plan Participant and Parent and/or the Company to the contrary, in the event that the provisions of the Deficit Reduction Act of 1984 (“DEFRA”), and Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to “excess parachute payments” (as defined in the Code) shall be applicable to any payment or benefit received or to be received by the Plan Participant, then the total amount of payments or benefits payable to the Plan Participant pursuant to this Plan shall be reduced by the least amount necessary such that the provisions of DEFRA and Section 280G of the Code relating to “excess parachute payments” shall no longer be applicable.

(ii) Due to the complexity in the application of Section 280(G) of the Code, it is possible that payments made or benefits received hereunder should not have been made under Section 4(f)(i) above (an “Overpayment”). If it is determined by the Company’s outside auditors in their reasonable good faith judgment or by any court of competent jurisdiction that an Overpayment has been made resulting in an “Excess Parachute Payment” as defined in Section 280G(b)(1) of the Code, then any such Overpayment shall be treated for all purposes as an unsecured, long-term loan from the Company to the Plan Participant, or the Plan Participant’s personal representative, successors or assigns, as the case may be, that is payable, together with accrued interest from the date of the making of the Overpayment at the lowest rate of interest necessary to avoid imputation of interest under the Code on the later to occur of the third anniversary of the payment of such Overpayment, or six (6) months following the date upon which it is determined an Overpayment was made (or earlier at the election of the Plan Participant).

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EXHIBIT A

ACKNOWLEDGEMENT (this “Acknowledgement”), dated as of June 30, 2003 by the Plan Participant Signatory hereto.

WHEREAS, in accordance with the terms and subject to the conditions of the WMC Mortgage Corp. June 2003 Bonus Plan, WMC Mortgage Corp. (the “Company”) will pay a bonus to the Plan Participant; and

WHEREAS, payment of the Bonus to the Plan Participant is conditioned upon the Plan Participant’s execution and delivery of this Acknowledgment to the Company.

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the WMC Mortgage Corp. June 2003 Bonus Plan.

2. Acknowledgement. The Plan Participant hereby acknowledges that he or she is a Plan Participant and agrees to be bound by the terms and conditions of the WMC Mortgage Corp. June 2003 Bonus Plan.

Name of Plan Participant: